EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 26, 2014

PAYCHEX, INC. REPORTS THIRD QUARTER RESULTS

March 26, 2014
THIRD QUARTER FISCAL 2014 HIGHLIGHTS

•	Total service revenue increased 7% to $626.0 million.

◦	Payroll service revenue increased 5% to $413.9 million.

◦	Human Resource Services revenue increased 12% to $212.1 million.

•	Total revenue increased 7% to $636.5 million

•	Operating income increased 11% to $250.7 million.

•	Net income increased 11% to $160.1 million and diluted earnings per share increased 10% to $0.44 per share.

ROCHESTER, NY, March 26, 2014 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total service revenue of $626.0 million for the three months ended February 28, 2014 (the “third quarter”), an increase of 7% from $582.4 million for the same period last year. Net income increased 11% to $160.1 million and diluted earnings per share increased 10% to $0.44 per share.
Martin Mucci, President and Chief Executive Officer, commented, “We are pleased with our progress in the third quarter of fiscal 2014. Payroll service revenue growth continued to advance, led by core payroll results, while Human Resource Services revenue benefited from demand for our human resource outsourcing solutions. We continued to experience good new business revenue growth, particularly in core payroll and Paychex HR Solutions. Product investment in our software-as-a-service solutions and mobility applications continued with new product releases that position us for long-term growth, while we maintained strong operating margins.”
Payroll service revenue was $413.9 million for the third quarter, an increase of 5% compared to the same period last year. This increase was driven by growth in checks per payroll and revenue per check. Checks per payroll increased 1.0% for the third quarter compared to the same period last year, moderating from the first half of our fiscal year ended May 31, 2014 (“fiscal 2014”). Revenue per check growth was the result of price increases net of discounts, together with the impact of increased product penetration. The growth rate for payroll service revenue was bolstered by one additional processing day in the third quarter compared to the same period last year.
Human Resource Services (“HRS”) revenue was $212.1 million for the third quarter, an increase of 12% compared to the same period last year. We continue to experience rapid growth in both our administrative services organization and professional employer organization (“PEO”), as well as in our eServices. The growth in HRS revenue was driven primarily by client base growth, particularly in Paychex HR Solutions, retirement services, and eServices products. Within Paychex HR Solutions, our PEO has continued to show strong growth in the number of client employees served. Retirement services revenue also benefited from an increase in the average asset value of participants’ funds. Insurance services revenue growth reflected higher average premiums in workers’ compensation insurance services and an increase in the number of health and benefits applicants. Our eServices products contributed to growth through sales success for software-as-a-service solutions.
Total expenses were $385.8 million for the third quarter, an increase of 5% compared to the same period last year. This growth was primarily in compensation-related expenses, both in wages and performance-based compensation costs. The increase in wages was primarily related to our investment in product development and supporting technology, as well as sales force investment initiatives that began during the fiscal year ended May 31, 2013 (“fiscal 2013”).

For the third quarter, our operating income was $250.7 million, an increase of 11% from the same period last year. Operating income, net of certain items, (see Note 1 on page 3 for further description of this non-GAAP financial measure) also increased 12% to $240.2 million for the third quarter compared to $214.1 million for the same period last year. Operating income and operating income, net of certain items, are summarized as follows:

	For the three months ended February 28,			For the nine months ended February 28,
$ in millions	2014	2013	Change	2014	2013	Change
Operating income	$250.7	$225.0	11%	$754.4	$693.0	9%
Excluding: Interest on funds held for clients	(10.5)	(10.9)	(3)%	(30.5)	(31.0)	(1)%
Operating income, net of certain items	$240.2	$214.1	12%	$723.9	$662.0	9%
Operating income, net of certain items, as a percent of total service revenue	38.4%	36.8%		39.7%	38.7%
Interest on funds held for clients was $10.5 million for the third quarter, a decrease of 3% compared to the same period last year. This was driven primarily by the impact of slightly lower average interest rates earned and lower net realized gains on the sale of available-for-sale securities, partially offset by an increase of 2% in average investment balances. The increase in average investment balances was driven primarily by growth in checks per payroll and client base. Investment income, net, was $1.5 million for the third quarter, an increase of 6%, compared to the same period last year. This increase was primarily a result of higher average investment balances resulting from investment of cash generated from operations, offset partially by lower average interest rates earned.
Average investment balances and interest rates are summarized below:

	For the three months ended February 28,			For the nine months ended February 28,
$ in millions	2014	2013	Change	2014	2013	Change
Average investment balances:
Funds held for clients	$4,252.2	$4,151.8	2%	$3,736.1	$3,561.6	5%
Corporate investments	$897.6	$676.6	33%	$871.4	$738.9	18%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.0%	1.0%		1.1%	1.1%
Corporate investments	0.7%	0.8%		0.7%	0.9%

Total net realized gains	$0.3	$0.6		$0.5	$0.9
Our financial position as of February 28, 2014, remained strong with cash and total corporate investments of $963.5 million and no debt. Our primary source of cash is generated from our ongoing operations. Historically, we have funded our operations, capital purchases, business acquisitions, share repurchases, and dividend payments from our operating activities. Our positive cash flows have allowed us to support our business and to pay substantial dividends to our stockholders. It is anticipated that cash and total corporate investments as of February 28, 2014, along with projected operating cash flows, will support our normal business operations, capital purchases, share repurchases, and dividend payments for the foreseeable future.
In October 2012, our Board of Directors approved a stock repurchase program to purchase up to $350 million of Paychex common stock, with authorization for this program expiring in May 2014. During the third quarter, we repurchased 1.1 million shares of common stock for a total of $43.9 million. A total of $203.0 million of common stock has been repurchased under this program to date.

YEAR-TO-DATE FISCAL 2014 HIGHLIGHTS
The highlights for the nine months ended February 28, 2014 are as follows:

•	Total service revenue increased 7% to $1.8 billion.

◦	Payroll service revenue increased 4% to $1.2 billion, with growth in checks per payroll growth of 1.5%, which is slightly moderated from that experienced during the first half of fiscal 2014.

◦	HRS revenue increased 12% to $619.6 million.

•	Total revenue increased 7% to $1.9 billion.

•	Operating income increased 9% to $754.4 million.

•	Net income increased 8% to $481.6 million and diluted earnings per share increased 7% to $1.31 per share.

•	Cash flow from operations was $705.8 million.
OUTLOOK
Our outlook for fiscal 2014 is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our expected full year fiscal 2014 payroll revenue growth rate is based upon anticipated client base growth and increases in revenue per check, and is expected to be consistent with the results for the first nine months of fiscal 2014. HRS revenue is expected to achieve a low double-digit growth rate. Payroll revenue growth in the three months ended May 31, 2014 (the "fourth quarter") is expected to be impacted by one less processing day than in the same period last year.

Our guidance is as follows:

	Low		High
Payroll service revenue	3%	—	4%
HRS revenue	10%	—	11%
Total service revenue	5%	—	6%
Net income	9%	—	10%
Operating income, net of certain items, as a percent of total service revenue is expected to be approximately 38% for fiscal 2014. The effective income tax rate for fiscal 2014 is expected to be in the range of 36% to 37%. Net income growth for fiscal 2014 is expected to benefit from a strong comparison in the fourth quarter as a result of the impact of the settlement of a state income tax matter in fiscal 2013, which reduced diluted earnings per share by approximately $0.04 per share. This settlement will not have an impact on the effective income tax rate for fiscal 2014.
Interest on funds held for clients and investment income for fiscal 2014 are expected to continue to be impacted by low interest rates.
Note 1: In addition to reporting operating income, a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

QUARTERLY REPORT ON FORM 10-Q
Our Quarterly Report on Form 10-Q (“Form 10-Q”) is anticipated to be filed by the close of business on Wednesday, March 26, 2014, and will be available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
CONFERENCE CALL
Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 27, 2014 at 10:30 a.m. Eastern Time, at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.
For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
Paychex, Inc. is a leading provider of payroll, human resource, insurance, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 570,000 payroll clients as of May 31, 2013. For more information about Paychex, Inc. and our products, visit www.paychex.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS PURSUANT TO THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;

•	changes in the availability of skilled workers;

•
changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that disrupts operations or exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;

•
the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended February 28,			For the nine months ended February 28,
	2014	2013	Change	2014	2013	Change
Revenue:
Payroll service revenue	$413.9	$393.7	5%	$1,204.8	$1,156.6	4%
Human Resource Services revenue	212.1	188.7	12%	619.6	553.3	12%
Total service revenue	626.0	582.4	7%	1,824.4	1,709.9	7%
Interest on funds held for clients (1)	10.5	10.9	(3)%	30.5	31.0	(1)%
Total revenue	636.5	593.3	7%	1,854.9	1,740.9	7%
Expenses:
Operating expenses	177.1	171.2	3%	509.5	498.3	2%
Selling, general and administrative expenses	208.7	197.1	6%	591.0	549.6	8%
Total expenses	385.8	368.3	5%	1,100.5	1,047.9	5%
Operating income	250.7	225.0	11%	754.4	693.0	9%
Investment income, net (1)	1.5	1.4	6%	4.0	5.2	(24)%
Income before income taxes	252.2	226.4	11%	758.4	698.2	9%
Income taxes	92.1	81.9	12%	276.8	252.7	10%
Net income	$160.1	$144.5	11%	$481.6	$445.5	8%

Basic earnings per share	$0.44	$0.40	10%	$1.32	$1.23	7%
Diluted earnings per share	$0.44	$0.40	10%	$1.31	$1.22	7%
Weighted-average common shares outstanding	364.2	363.8		364.8	363.5
Weighted-average common shares outstanding, assuming dilution	365.8	364.6		366.3	364.2
Cash dividends per common share	$0.35	$0.66		$1.05	$1.31

(1)
Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	February 28, 2014	May 31, 2013
ASSETS
Cash and cash equivalents	$271.3	$107.3
Corporate investments	314.4	398.2
Interest receivable	29.4	32.4
Accounts receivable, net of allowance for doubtful accounts	129.6	133.4
Deferred income taxes	8.0	2.3
Prepaid income taxes	—	49.9
Prepaid expenses and other current assets	49.8	36.6
Current assets before funds held for clients	802.5	760.1
Funds held for clients	4,916.8	4,072.5
Total current assets	5,719.3	4,832.6
Long-term corporate investments	377.8	369.1
Property and equipment, net of accumulated depreciation	345.1	346.0
Intangible assets, net of accumulated amortization	40.5	45.2
Goodwill	540.0	533.9
Deferred income taxes	36.3	34.1
Other long-term assets	10.4	2.8
Total assets	$7,069.4	$6,163.7

LIABILITIES
Accounts payable	$34.7	$42.7
Accrued compensation and related items	164.1	138.2
Accrued income taxes	8.1	—
Deferred income taxes	7.8	8.1
Other current liabilities	43.5	39.5
Current liabilities before client fund obligations	258.2	228.5
Client fund obligations	4,880.7	4,039.7
Total current liabilities	5,138.9	4,268.2
Accrued income taxes	25.5	19.7
Deferred income taxes	61.7	53.3
Other long-term liabilities	55.1	48.8
Total liabilities	5,281.2	4,390.0

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 363.7 shares as of February 28, 2014 and 365.4 shares as of May 31, 2013, respectively.	3.6	3.7

Additional paid-in capital	776.3	659.5
Retained earnings	983.7	1,088.5
Accumulated other comprehensive income	24.6	22.0
Total stockholders’ equity	1,788.2	1,773.7
Total liabilities and stockholders’ equity	$7,069.4	$6,163.7

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the nine months ended February 28,
	2014	2013
OPERATING ACTIVITIES
Net income	$481.6	$445.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	76.7	73.3
Amortization of premiums and discounts on available-for-sale securities, net	52.3	41.4
Stock-based compensation costs	21.7	16.9
Benefit from deferred income taxes	(7.1)	(4.8)
Provision for allowance for doubtful accounts	1.7	0.8
Net realized gains on sales of available-for-sale securities	(0.5)	(0.9)
Changes in operating assets and liabilities:
Interest receivable	3.0	5.3
Accounts receivable	2.4	17.4
Prepaid expenses and other current assets	36.6	5.2
Accounts payable and other current liabilities	30.2	(2.4)
Net change in other assets and liabilities	7.2	8.7
Net cash provided by operating activities	705.8	606.4
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(21,163.4)	(18,655.1)
Proceeds from sales and maturities of available-for-sale securities	21,718.0	16,792.3
Net change in funds held for clients’ money market securities and other cash equivalents	(1,369.6)	787.8
Purchases of property and equipment	(62.8)	(74.2)
Acquisition of businesses, net of cash acquired	(9.3)	(21.3)
Purchases of other assets	(7.1)	(5.1)
Net cash used in investing activities	(894.2)	(1,175.6)
FINANCING ACTIVITIES
Net change in client fund obligations	841.0	1,015.8
Dividends paid	(383.4)	(476.7)
Repurchases of common shares	(203.0)	—
Equity activity related to stock-based awards	97.8	21.7
Net cash provided by financing activities	352.4	560.8
Increase/(decrease) in cash and cash equivalents	164.0	(8.4)
Cash and cash equivalents, beginning of period	107.3	108.8
Cash and cash equivalents, end of period	$271.3	$100.4